Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 31, 2008, relating to the financial statements and financial statement schedule of Kopin Corporation (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the adoption of Financial Accounting Standards Board (FASB) Interpretation No. 47 (FIN 47) “Accounting for Conditional Asset Retirement Obligations — an interpretation of Statement of Financial Accounting Standards No. 143”, effective December 31, 2005 and the adoption of Statement of Financial Accounting Standards No. 123(R) “Share-Based Payments,” effective January 1, 2006) and the effectiveness of Kopin Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of Kopin Corporation’s internal control over financial reporting because of a material weakness) appearing in the Annual Report on Form 10-K of Kopin Corporation for the year ended December 29, 2007.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

April 15, 2008